UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2014

DST SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-14036	43-1581814
(Commission File Number)	(I.R.S. Employer Identification No.)

333 West 11th Street, Kansas City, Missouri	64105
(Address of principal executive offices)	(Zip Code)

(816) 435-1000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 5, 2014, DST Systems, Inc. (“DST” or the “Company”) entered into a governance and standstill agreement (the “Governance and Standstill Agreement”), a stock repurchase and offering agreement (the “Stock Repurchase and Offering Agreement”) and a registration rights agreement (the “Registration Rights Agreement” and, together with the Governance and Standstill Agreement and the Stock Repurchase and Offering Agreement, the “Agreements”) with the Argyros Family Trust and certain of its affiliates (collectively, the “Argyros Group”) pertaining to the transactions with the Argyros Group described in the Company’s Form 8-K dated March 24, 2014.

The Governance and Standstill Agreement provides for certain standstill provisions restricting the Argyros Group from certain actions as a holder of the Company’s common stock and outlines the ongoing rights of the Argyros Group to submit director nominees for election to the Company’s board of directors. The governance provisions provide that, on the earliest of (x) the consummation of the Secondary Offering (as defined below) and the Repurchase (as defined below), (y) the first date on which the Argyros Group owns less than 10% of the Company’s outstanding common stock and (z) the expiration of Mr. Brent L. Law’s, or his replacement’s, current term as a director, then Mr. Law, or his replacement, will resign from the Company’s board of directors. On the first date the Argyros Group beneficially owns less than 5% of the Company’s outstanding common stock, then Mr. John W. Clark, or his replacement, will resign from the Company’s board.

The Stock Repurchase and Offering Agreement provides the terms under which the Company has agreed to help facilitate a registered, secondary common stock offering of $450 million (before any exercise by the underwriters of their option to purchase additional shares) of its common stock beneficially owned by the Argyros Group (the “Secondary Offering”).  The Company also agreed to purchase an additional $200 million of its common stock beneficially owned by the Argyros Group and not part of the Secondary Offering at the gross price per share at which the shares of common stock are sold to the public in the Secondary Offering, less one half of the underwriting discount (the “Repurchase”).  The Company’s obligation to consummate the Repurchase is conditioned on the completion of the Secondary Offering of at least $450 million (before any exercise by the underwriters of their option to purchase additional shares).

Pursuant to the Registration Rights Agreement, the Company has granted the Argyros Group two (or three in the event the Company fails to meet certain of its obligations pursuant to the Stock Repurchase and Offering Agreement) demand registration rights with respect to their remaining shares of the Company’s common stock. Such demand registration rights would require at least $50 million of the Company’s common stock beneficially owned by the Argyros Group to be offered per each registration and the right of the Argyros Group to such demand registrations expires on April 24, 2019.

The foregoing description of the Agreements is qualified in its entirety by reference to the full text of the Agreements, which are attached as Exhibits 99.1, 99.2 and 99.3 hereto and are incorporated herein by reference.

On May 2, 2014, the Company’s Board of Directors authorized a new form of indemnification agreement (the “Indemnification Agreement”) that the Company will enter into with each of the directors and executive officers and certain other officers of the Company. The Indemnification Agreements will provide the directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Company’s certificate of incorporation, in order to provide additional procedural protections.

The foregoing description of the Indemnification Agreements is qualified in its entirety by reference to the full text of the form of the Indemnification Agreement, which is attached as Exhibit 99.4 hereto and is incorporated herein by reference.

ITEM 9.01               FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits.

Exhibit Number	Description
99.1	Stock Repurchase and Offering Agreement, dated May 5, 2014, by and among the Company and the Argyros Group
99.2	Governance and Standstill Agreement, dated May 5, 2014, by and among the Company and the Argyros Group
99.3	Registration Rights Agreement, dated May 5, 2014, by and among the Company and the Argyros Group
99.4	Form of Indemnification Agreement

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 5th day of May, 2014.

DST SYSTEMS, INC.

By:	/s/ Randall D. Young
Name:	Randall D. Young
Title:	Senior Vice President, General Counsel and Secretary